KIRKLAND, RUSS, MURPHY & TAPP

Board of Directors
Nutriceuticals.com Corporation

We consent to the use of our reports included herein and to the reference to our firm under the leading "experts" in the prospectus.



/s/Kirkland, Russ, Murphy & Tapp
--------------------------------
Kirkland, Russ, Murphy & Tapp

Clearwater, Florida
November 16, 1999